UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. ______)

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JOHN HANCOCK PREFERRED INCOME FUND
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John Hancock Investment Management LLC

200 Berkeley Street
Boston, Massachusetts 02116-2805
	Media Contact:	Gordon Haight
(617) 572-0034
NEWS
FOR IMMEDIATE RELEASE	Investor Contact:	(800) 843-0090

JOHN HANCOCK CLOSED-END FUNDS

ANNOUNCE UPDATE REGARDING ANNUAL SHAREHOLDER MEETING

BOSTON, MA (January 29, 2021) – The ten John Hancock closed-end funds listed below announced today that, because of the public health concerns regarding the novel coronavirus (COVID-19) pandemic, each fund’s Annual Meeting of Shareholders (“Annual Meeting”) has been changed to a telephonic meeting format and will no longer allow for in-person participation:

•	John Hancock Financial Opportunities Fund (NYSE: BTO)
•	John Hancock Hedged Equity & Income Fund (NYSE: HEQ)
•	John Hancock Income Securities Trust (NYSE: JHS)
•	John Hancock Investors Trust (NYSE: JHI)
•	John Hancock Preferred Income Fund (NYSE: HPI)
•	John Hancock Preferred Income Fund II (NYSE: HPF)
•	John Hancock Preferred Income Fund III (NYSE: HPS)
•	John Hancock Premium Dividend Fund (NYSE: PDT)
•	John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD)
•	John Hancock Tax-Advantaged Global Shareholder Yield Fund (NYSE: HTY)

As previously announced, the Annual Meeting will be held on Tuesday, February 16, 2021 at 2:00 p.m. Eastern Time. The Annual Meeting will be conducted telephonically and there will be no physical location for the Meeting. To participate in the meeting, you must email shareholdermeetings@computershare.com no later than 5:00 p.m. Eastern Time on February 11, 2021, and provide your full name and address. You will then receive an email from Computershare Shareowner Services, LLC (“Computershare”), the funds’ transfer agent, containing the conference call dial-in information and instructions for participating in the Annual Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your fund holdings along with your name and email address to Computershare. You may forward an email from your intermediary or attach an image of your legal proxy to shareholdermeetings@computershare.com. Requests for registration must be received no later than 5:00 p.m. Eastern Time on February 11, 2021. You will then receive an email from Computershare containing the conference call dial-in information and instructions for participating in the Annual Meeting.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

An investor should consider a Fund’s investment objectives, risks, charges and expenses carefully before investing.

About John Hancock Financial and Manulife Financial

John Hancock is a division of Manulife Financial Corporation, a leading international financial services group that helps people achieve their dreams and aspirations by putting customers’ needs first and providing the right advice and solutions. We operate primarily as John Hancock in the United States and as Manulife elsewhere. We provide financial advice, insurance, and wealth and asset management solutions for individuals, groups, and institutions. Assets under management and administration by Manulife and its subsidiaries were over CAD$1.3 trillion (US$943 billion) as of September 30, 2020. Manulife Financial Corporation trades as MFC on the TSX, NYSE, and PSE, and under 945 on the SEHK. Manulife can be found at manulife.com.

One of the largest life insurers in the United States, John Hancock supports approximately 10 million Americans with a broad range of financial products, including life insurance, annuities, investments, 401(k) plans, and education savings plans. Additional information about John Hancock may be found at johnhancock.com.